Exhibit 10.8

FINSERV HOLDINGS II LLC

January 29, 2021

Dear Finserv Holdings II LLC,

This letter agreement sets forth the terms of the agreement between Finserv Holdings II LLC, a Delaware limited liability company (the “Company”), and certain investment funds and managed accounts managed by or affiliated with the undersigned subscriber (“Subscriber”). The Company is the sponsor of FinServ Acquisition Corp. II (the “SPAC”), a Delaware corporation and a blank check company formed for the purpose of acquiring one or more businesses or entities (a “Business Combination”), which intends to register its securities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with its initial public offering (“IPO”). 100% of the Founder Shares (as hereinafter defined) are, and as of the date of the Business Combination will be, held by the Company. If the IPO has not been consummated by May 31, 2021, then this letter shall automatically terminate and be of no further force or effect.

Subscriber (i) commits to purchase limited liability company interests (“LLC Interests”) of the Company for an aggregate purchase price as set forth below and (ii) hereby expresses an interest to purchase up to [__]% of the number of units of the SPAC (each unit consisting of one share of Class A common stock and one-quarter of one warrant, with each whole warrant exercisable to purchase one share of Class A common stock of the SPAC at $11.50 per share) that are sold to the public in the IPO (excluding any units sold by virtue of the underwriters’ exercise of their over-allotment option and excluding any additional units resulting from an increase of the base IPO size above $250,000,000) (the “Purchased Public Units”). Assuming a base IPO size of $250,000,000, and the purchase of [________] units by the Subscriber (representing [__]% of the base IPO without regard to the over-allotment option or any increase in the base IPO size above $250,000,000), the Subscriber purchase price of the LLC Interests would be $[______]. In conjunction with such purchase of LLC Interests, the Amended and Restated Limited Liability Company Operating Agreement of the Company (to be effective concurrently with the pricing of the IPO) (the “Operating Agreement”) will reflect the allocation to Subscriber of an indirect ownership interest in (i) [_____] private placement units of the SPAC, with each unit consisting of one share of Class A common stock of the SPAC and one-quarter of one warrant (with each whole warrant exercisable to purchase one share of Class A common stock of the SPAC at $11.50 per share), to be purchased by the Company at the time of the IPO (the “Private Placement Units”) and (ii) [_______] shares of Class B common stock of the SPAC currently held by the Company (“Founder Shares”). Notwithstanding the foregoing, in the event Subscriber indicates an offer to purchase at least [_______] of the units sold in the IPO ([__]% of the base IPO size), but is allocated less than such amount, then (i) the allocations of Founder Shares and Private Placement Units set forth in the preceding sentence shall be reduced on a pro rata basis, and (ii) a pro rata portion of the purchase price shall be returned to Subscriber. If Subscriber indicates an offer to purchase less than [_______] units sold in the IPO, then Subscriber’s allocations of Founder Shares and Private Placement Units shall each be reduced to zero (0) and 100% of the purchase price shall be returned to Subscriber. In addition, if on either the date of the vote by the SPAC’s stockholders to approve the Business Combination or the business day immediately prior to the closing of the Business Combination, Subscriber (i) elects to redeem any portion of the Class A common stock underlying its Purchased Public Units in connection with the initial business combination of the SPAC (or otherwise at any time prior to the liquidation of the SPAC if a business combination is not timely consummated) or (ii) fails to beneficially own or hold, directly or indirectly, including through any firm commitments to purchase, a number of shares of Class A common stock of the SPAC at least equal to the number of shares of Class A common stock underlying the number of Purchased Public Units it purchased in connection with the IPO, then the allocation of Founder Shares to Subscriber shall be reduced to a proportionate number of Founder Shares equal to the percentage of the Class A common stock underlying its Purchased Public Units at such time over the total number of shares of Class A common stock underlying its Purchased Public Units purchased at the time of the IPO, such that if Subscriber elects to redeem 100% of the Class A common stock underlying its Purchased Public Units, then the allocation of Founder Shares allocated to Subscriber shall be reduced to zero (0). Capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement.

Each Private Placement Unit consists of one share of Class A common stock and one-quarter of one warrant to purchase one share of Class A common stock of the SPAC at an exercise price of $11.50 per share. Subscriber will fund 100% of the purchase price of the LLC Interests in escrow to the Company five days before the closing of the IPO, which funding date shall be specified in writing (which writing may be via electronic mail) from the Company to Subscriber at least three business days in advance of such funding date. The purchase price shall not be returned unless the IPO does not close for any reason as contemplated by the last sentence of this paragraph. The purchase price shall be deposited by the Company into the SPAC upon the closing of the IPO. The Founder Shares and Private Placement Units do not participate in the trust fund (“Trust Fund”) established by the SPAC for the benefit of its public shareholders to be described in the SPAC’s registration statement to be filed in connection with the IPO (“Registration Statement”) and in the event the SPAC does not consummate an initial Business Combination, will expire worthless. The Company will retain voting and dispositive power over Subscriber’s Founder Shares and Private Placement Units until the consummation of the Business Combination, following which time the Company will distribute such securities to Subscriber (subject to applicable lock-up or escrow restrictions, as described below or pursuant to the terms of the Business Combination) as described in the Operating Agreement. If the SPAC does not consummate the IPO for any reason, any portion of the aggregate purchase price already funded will be returned to Subscriber promptly, without interest.

Substantially concurrently with the execution of this letter, the Company is entering into separate letter agreements with other “anchor investor” subscribers (collectively, the “Other Subscription Agreements”) in respect of LLC Interests of the Company. The Company represents that the Other Subscription Agreements reflect the same subscription price per LLC Interest and other terms with respect to the purchase of the LLC Interests that are no more favorable to such other “anchor investor” subscribers thereunder than the terms of this letter agreement. However, Subscriber agrees and understands that other investors in the Company who are not “anchor investors” may have terms that are more favorable than those set forth herein.

Subscriber acknowledges that, if in the course of the IPO, the underwriter determines that fewer Private Placement Units will be purchased by the Company in order to consummate the IPO based on market conditions at that time (for example, because the underwriters have decided to reduce the proposed IPO offering size below $250,000,000), and unless otherwise agreed by the Managing Member (as defined below) and Subscriber, Subscriber’s allocation of Private Placement Units and Founder Shares as described in this letter shall be reduced proportionately, and the portion of the aggregate purchase price representing the reduction in Private Placement Units and Founders Shares shall be refunded to Subscriber promptly following the consummation of the IPO. Subscriber acknowledges that certain members may have received disproportionate amounts of Founder Shares and Private Placement Units based on their respective investments in the Company.

The consummation of the purchase by Subscriber of the LLC Interests shall occur simultaneously with the consummation of the IPO.

Other than with respect to return of the purchase price, or a portion thereof, as contemplated herein, Subscriber agrees that, in consideration of the subscription for LLC Interests as contemplated hereby, it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Fund (“Claim”) and hereby waives any Claim it may have in the future against the Company and the SPAC and will not seek recourse against the Trust Fund for any reason whatsoever (except in respect of any shares of Class A common stock of the SPAC purchased directly by Subscriber in the IPO or in the open market).

The Private Placement Units and Founder Shares allocated to the LLC Interests will be identical to the warrants and the shares of common stock included in the units to be sold by the SPAC in the IPO, except that:

●	the Company has agreed to vote the Founder Shares in favor of any proposed Business Combination;

●	all Founder Shares and Private Placement Units (and the securities underlying the Private Placement Units) will be subject to certain lock-up provisions (including those described in the Registration Statement and any additional lock-up provisions that may be agreed to in connection with a Business Combination), which lock-up provisions may extend beyond the distribution by the Company to Subscriber of its Private Placement Units and Founder Shares following the consummation of the Business Combination;

●	the Private Placement Units (and the securities underlying the Private Placement Units) and Founder Shares will be subject to customary registration rights, which shall be described in the Registration Statement;

●	Subscriber will not participate in any liquidation distribution with respect to the Private Placement Units and Founder Shares (but will participate in liquidation distributions with respect to any units or shares of Class A common stock of the SPAC purchased directly by Subscriber in the IPO or in the open market) if the SPAC fails to consummate a Business Combination; and

●	the Private Placement Units and Founder Shares will include any additional terms or restrictions as are customary in other similarly structured blank check company offerings or as may be reasonably required by the underwriters in the IPO in order to consummate the IPO, each of which terms or restrictions will be set forth in the Registration Statement.

Following the distribution of the Private Placement Units to Subscriber, so long as the warrants included in the Private Placement Units continue to be held by Subscriber or its permitted transferees, the SPAC will not redeem such warrants and will permit Subscriber or its permitted transferees to exercise such warrants on a cashless basis.

Subscriber acknowledges that pursuant to the Operating Agreement, if prior to a Business Combination, the Company’s managing member (the “Managing Member”) deems it necessary in order to facilitate a Business Combination by the SPAC for the Company to forfeit, transfer, exchange or amend the terms of all or any portion of the Founder Shares or Private Placement Units or to enter into any other arrangements with respect to the Founder Shares or Private Placement Units (including, without limitation, the transfer of LLC Interests of the Company representing an interest in any of the foregoing) to facilitate the consummation of such Business Combination, including voting in favor of any amendment to the terms of the Founder Shares or Private Placement Units (each, a “Change in Investment”), the Managing Member shall enter into any such agreement or arrangement involving a Change in Investment, vote in favor of any proposal involving a Change in Investment or otherwise facilitate or take any action to affect or permit any Change in Investment without the consent of any other member of the Company; except in the event of a disproportionate Change in Investment affecting an individual member or group of members of the Company, in which case the written consent of such disproportionately affected individual member or group of members shall be required. The Managing Member shall provide written notice to the Subscriber or its permitted transferees in the event of any Change in Investment. Further, in the event Founder Shares, Private Placement Units or any other securities held by the Company are forfeited or transferred as part of such Business Combination, the Managing Member shall allocate such forfeited or transferred securities among the members of the Company on a pro rata basis according to the percentage interest(s) to which such securities relate.

Subscriber acknowledges and agrees that it will execute agreements in form and balance typical for transactions of this nature necessary to effectuate the foregoing agreements and obligations prior to the consummation of the IPO as are reasonably acceptable to Subscriber, including but not limited to (i) a registration rights agreement and (ii) the Operating Agreement provided that Subscriber will be given advance notice and an opportunity to review and comment on such agreements and obligations in advance of their execution.

Subscriber hereby represents and warrants that, as applicable:

(a)	it has been advised that the LLC Interests, Founder Shares and Private Placement Units have not been registered under the Securities Act;

(b)	it is acquiring the LLC Interests and the Founder Shares and Private Placement Units represented thereby for its own account for investment purposes only;

(c)	it has no present intention of selling or otherwise disposing of LLC Interests or the Founder Shares and Private Placement Units represented thereby in violation of the securities laws of the United States;

(d)	it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act;

(e)	it has, if required to do so, completed an IRS Form W-9 or Form W-8BEN (or similar form), as applicable;

(f)	it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and the SPAC and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(g)	it is familiar with the proposed business, management, financial condition and affairs of the Company and the SPAC;

(h)	it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter;

(i)	this letter constitutes its respective legal, valid and binding obligation, and is enforceable against it; and

(j)	Subscriber is not, and is not acting as, an agent, representative, intermediary or nominee for any person identified on the list of blocked persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department; and Subscriber has complied with all applicable U.S. laws, regulations, directives and executive orders relating to anti-money laundering.

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Very truly yours,

NAME OF SUBSCRIBER

[______________]

By:
Name:
Title:

Accepted and Agreed:

FINSERV HOLDINGS II LLC

By:
Lee Einbinder
Managing Member

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